Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ANNOUNCES COMPLETION OF $10 MILLION FINANCING OF 9.0% SENIOR NOTES

Virginia Beach, VA – December 17, 2013 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), announced today the completion of an offering and sale of convertible and nonconvertible 9% senior notes and warrants to purchase shares of common stock totaling $10.0 million. Wheeler intends to use proceeds from the financing for property acquisitions and for general working capital.

The Company completed the financings in two concurrent tranches. The first tranche consisted of $6.0 million in convertible senior notes due December 15, 2018. During the first two years, the convertible notes will only be available for conversion upon the completion of a secondary offering of common stock in excess of $20 million at a conversion rate of the lesser of 95% of the secondary offering’s per share price or $5.50. After two years, holders of the convertible notes can convert at their discretion at a conversion rate of the lesser of 90% of the market price of the Company’s stock or $5.50. The maximum number of shares of stock issuable upon conversion of the convertible notes is 1,417,079 shares.

The second tranche consisted of $4.0 million in nonconvertible senior notes due December 15, 2015. In addition to the non-convertible notes, the Company issued 421,053 warrants with an exercise price of $4.75. The warrants are not exercisable unless the Company obtains shareholder approval for the transaction.

The Company has agreed to register the resale of the shares of common stock underlying the convertible notes and the warrants. Interest on the convertible and nonconvertible senior notes of 9% per annum will be payable monthly.

Maxim Group, LLC acted as the lead placement agent and Newbridge Securities Corporation acted as co-placement agent for the financing.

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Wheeler Real Estate Investment Trust Inc. December 17, 2013	Page 2

Forward-Looking Statement

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. Wheeler Real Estate Investment Trust, Inc. disclaims all obligations to update any forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.		The Equity Group Inc.
Robin Hanisch		Adam Prior
Corporate Secretary		Senior Vice-President
(757) 627-9088 / robin@whlr.us		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com